As filed with the Securities and Exchange Commission on June 27, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Black Stone Minerals, L.P.

(Exact Name of Registrant as Specified in its Charter)

Delaware	47-1846692
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1001 Fannin Street, Suite 2020 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Black Stone Minerals, L.P. 2025 Long-Term Incentive Plan

(Full title of the plan)

Steve Putman

Senior Vice President, General Counsel, and Secretary

1001 Fannin Street, Suite 2020

Houston, TX 77002

(Name and address of agent for service)

(713) 445-3200

(Telephone number, including area code, of agent for service)

With a copy to:

Brenda Lenahan

Stancell Haigwood

Vinson & Elkins L.L.P.

1114 Avenue of the Americas, 32nd Floor

New York, New York 10036

Tel: (212) 237-0000

Fax: (212) 237-0100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”). ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering the offer and sale of 11,000,000 common units representing limited partner interests, of Black Stone Minerals, L.P., a Delaware limited partnership (the “Registrant”), that may be issued under the Black Stone Minerals, L.P. 2025 Long-Term Incentive Plan (as amended from time to time, the “Plan”), which common units consist of (i) common units that are reserved and available for delivery with respect to awards under the Plan; (ii) additional common units that have or may again become available for delivery with respect to awards under the Plan pursuant to the unit counting, unit recycling and other terms and conditions of the Plan; (iii) the authorized but unused common units that remain available for issuance under the Black Stone Minerals, L.P. Long-Term Incentive Plan (the “Prior Plan”) as of the effective date of the Plan; (iv) an estimated number of common units that will become authorized for issuance under the Prior Plan upon the cancellation, termination, or net or cash settlement of outstanding awards, all of which were previously authorized for issuance pursuant to the Prior Plan and will again become available for issuance pursuant to Section 4(a)(i) of the Plan; and (v) an additional number of common units registered for administrative convenience.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Black Stone Minerals GP, L.L.C., a Delaware limited liability company and the general partner (the “General Partner”) of the Registrant will provide all participants in the Plan with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428 of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such document(s) (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents filed by the Registrant with the Commission are hereby incorporated by reference in this Registration Statement:

(a)

The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on February 25, 2025 (including information specifically incorporated by reference from the Registrant’s definitive proxy statement on Schedule 14A filed on April 30, 2025);

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, filed on May 6, 2025;

(c)	The Registrant’s Current Reports on Form 8-K filed on February 28, 2025 and June 18, 2025; and

(d)

The description of the Registrant’s common units contained in the Registration Statement on  Form 8-A, filed on April 28, 2015, and any amendment or report filed with the Commission for the purposes of updating such description, including Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2024, filed on February 25, 2025.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than any portions of Current Reports on Form 8-K furnished under Item 2.02 and/or Item 7.01 of Form 8-K and any exhibits furnished on such form that relate to such items, after the date of this Registration Statement, and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Under the terms of the First Amended and Restated Agreement of Limited Partnership of the Registrant, as amended, restated and otherwise modified from time to time (the “Partnership Agreement”), the Registrant will generally indemnify the directors, officers, and affiliates of the General Partner against all losses, claims, damages, or similar events. Subject to any terms, conditions, or restrictions set forth in the Partnership Agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

Under the terms of the Registrant’s Partnership Agreement the Registrant will generally indemnify the following persons:

(1)	any person who is or was an affiliate of the General Partner;

(2)	any person who is or was a manager, managing member, general partner, director, officer, fiduciary, or trustee of the Registrant, its subsidiaries, the General Partner, or any of their affiliates;

(3)

any person who is or was serving as a manager, managing member, general partner, director, officer, employee, agent, fiduciary, or trustee of another person owing a fiduciary duty to the Registrant or its subsidiaries; and

(4)	any person designated by the General Partner.

Any indemnification under these provisions will only be out the assets of the Registrant. The Registrant may purchase insurance covering liabilities that may be asserted against, or expense that may be incurred by such persons for the Registrant’s activities, regardless of whether the Registrant would have the power to indemnify such person against such liabilities under the Partnership Agreement.

In addition, Section 18-108 of the Delaware Limited Liability Company Act provides that a Delaware limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The amended and restated limited liability company agreement of the General Partner provides for the indemnification of its directors and executive officers against liabilities they incur in their capacities as such.

The Plan provides that the committee that administers the Plan (the “Committee”) and all members thereof are entitled to, in good faith, rely or act upon any report or other information furnished to them by any officer or employee of the Registrant, the General Partner, any of their affiliates, the Registrant’s or General Partner’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of this Plan. Members of the Committee and any officer or employee of the General Partner, the Registrant, or any of their affiliates acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Registrant with respect to any such action or determination.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Description of Securities (incorporated herein by reference to Exhibit 4.1 of Black Stone Minerals, L.P.’s Annual Report on Form 10-K filed on February 25, 2020 (SEC File No. 001-37362)).

4.2	Registration Rights Agreement, dated as of November 28, 2017, by and between Black Stone Minerals, L.P. and Mineral Royalties One, L.L.C. (incorporated herein by reference to Exhibit 4.1 of Black Stone Minerals, L.P.’s Current Report on Form 8-K filed on November 29, 2017 (SEC File No. 001-37362)).

4.3	Certificate of Limited Partnership of Black Stone Minerals, L.P. (incorporated herein by reference to Exhibit 3.1 to Black Stone Minerals, L.P.’s Registration Statement on Form S-1 filed on March 19, 2015 (SEC File No. 333-202875)).

4.4	Certificate of Amendment to Certificate of Limited Partnership of Black Stone Minerals, L.P. (incorporated herein by reference to Exhibit 3.2 to Black Stone Minerals, L.P.’s Registration Statement on Form S-1 filed on March 19, 2015 (SEC File No. 333-202875)).

4.5	First Amended and Restated Agreement of Limited Partnership of Black Stone Minerals, L.P., dated May 6, 2015, by and among Black Stone Minerals GP, L.L.C. and Black Stone Minerals Company, L.P., (incorporated herein by reference to Exhibit 3.1 of Black Stone Minerals, L.P.’s Current Report on Form 8-K filed on May 6, 2015 (SEC File No. 001-37362)).

4.6	Amendment No. 1 to First Amended and Restated Agreement of Limited Partnership of Black Stone Minerals, L.P., dated as of April 15, 2016 (incorporated herein by reference to Exhibit 3.1 of Black Stone Minerals, L.P.’s Current Report on Form 8-K filed on April 19, 2016 (SEC File No. 001-37362)).

4.7	Amendment No. 2 to First Amended and Restated Agreement of Limited Partnership of Black Stone Minerals, L.P., dated as of November 28, 2017 (incorporated herein by reference to Exhibit 3.1 of Black Stone Minerals, L.P.’s Current Report on Form 8-K filed on November 29, 2017 (SEC File No. 001-37362)).

4.8	Amendment No. 3 to First Amended and Restated Agreement of Limited Partnership of Black Stone Minerals, L.P., dated as of December 11, 2017 (incorporated herein by reference to Exhibit 3.1 of Black Stone Minerals, L.P.’s Current Report on Form 8-K filed on December 12, 2017 (SEC File No. 001-37362)).

4.9	Amendment No. 4 to First Amended and Restated Agreement of Limited Partnership of Black Stone Minerals, L.P., dated as of April 22, 2020 (incorporated herein by reference to Exhibit 3.1 of Black Stone Minerals, L.P.’s Current Report on Form 8-K filed on April 24, 2020 (SEC File No. 001-37362)).

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of Ernst and Young L.L.P.

23.2*	Consent of Netherland, Sewell & Associates, Inc.

23.3*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

24.1*	Power of Attorney (contained on the signature page hereto).

99.1	Black Stone Minerals, L.P. 2025 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 3.1 of Black Stone Minerals, L.P.’s Current Report on Form 8-K filed on June 18, 2025 (SEC File No. 001-37362)).

107.1*	Calculation of Filing Fee Tables.

*	Filed herewith.

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 27, 2025.

BLACK STONE MINERALS, L.P. By: BLACK STONE MINERALS GP, L.L.C., its general partner

By:	/s/ Thomas L. Carter, Jr.
Name:	Thomas L. Carter, Jr.
Title:	President, Chief Executive Officer, and Chairman

POWER OF ATTORNEY

We, the undersigned officers and directors of Black Stone Minerals, L.P., hereby severally constitute and appoint Thomas L. Carter, Jr. and Steve Putman, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any other registration statement for the same offering pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Thomas L. Carter, Jr.	President, Chief Executive Officer and Chairman	June 27, 2025
Thomas L. Carter, Jr.	(Principal Executive Officer)

/s/ Taylor DeWalch	Senior Vice President, Chief Financial Officer	June 27, 2025
Taylor DeWalch	(Principal Financial Officer)

/s/ Chris Bonner	Vice President, Chief Accounting Officer	June 27, 2025
Chris Bonner	(Principal Accounting Officer)

/s/ Carin M. Barth	Director	June 27, 2025
Carin M. Barth

/s/ D. Mark DeWalch	Director	June 27, 2025
D. Mark DeWalch

/s/ Jerry V. Kyle, Jr.	Director	June 27, 2025
Jerry V. Kyle, Jr.

/s/ Michael C. Linn	Director	June 27, 2025
Michael C. Linn

/s/ AJ Longmaid	Director	June 27, 2025
AJ Longmaid

/s/ William Mathis	Director	June 27, 2025
William Mathis

/s/ William E. Randall	Director	June 27, 2025
William E. Randall

/s/ Alexander D. Stuart	Director	June 27, 2025
Alexander D. Stuart

/s/ James W. Whitehead	Director	June 27, 2025
James W. Whitehead